EXHIBIT 10

TERMINATION OF AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

The Undersigned parties to that certain Agreement (“Agreement”) made the first day of July 2012, by and between Sputnik Enterprises, Inc., a Nevada corporation, OTCBB SPNI (the “Issuer”), and Armada Sports & Entertainment, Inc., a Nevada corporation (the “Company”), and the shareholders of Company, (the “Shareholders”) for value received do hereby agree to terminate the Agreement and all rights and obligations of each party thereunder.

IN WITNESS WHEREOF, the undersigned has executed this Termination of Agreement as of October 29, 2012.

Sputnik Enterprises, Inc.	Armada Sports & Entertainment, Inc.

By: /s/ David LaDuke	By: /s/ Tony Gebbia
Its Principal Executive Officer	Its CEO